Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2004 FOURTH QUARTER RESULTS

- - Average daily sales increase 20% year-over-year - -

- - Operating income and net income increase 66% and 63%, respectively - -

Melville, NY, October 28, 2004 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fourth fiscal quarter ended August 28, 2004.

For the fourth quarter of fiscal 2004, net sales were $246.7 million, an increase of 18.2% over net sales of $208.8 million in the fourth quarter of fiscal 2003.  Net income increased 62.6% to $22.3 million in the fourth quarter of fiscal 2004, compared to net income of $13.7 million in the year-ago period.  Earnings per diluted share for the fiscal 2004 fourth quarter were $0.32, compared to $0.20 in the fourth quarter of fiscal 2003, an increase of 60.0%.  There was one less day in this year’s fourth quarter than in the fourth quarter of last year.

For the fiscal 2004 full-year period, the Company reported net sales of $955.3 million, an increase of 13.1% over revenues of $844.7 million for the fiscal 2003 full-year period.  Net income for fiscal 2004 rose 55.8% to $81.2 million, from net income of $52.1 million in the same period a year ago.  For fiscal 2004, the Company reported earnings per diluted share of $1.17, an increase of 51.9% over earnings per diluted share of $0.77 last year.

 “Our execution has resulted in outstanding financial performance,” stated Chuck Boehlke, Executive Vice President & Chief Financial Officer.  “Normalized for the number of days in the quarter versus a year ago, net sales in the fiscal 2004 fourth quarter increased 20%, while our operating leverage and focus on cost controls resulted in the conversion of 37.8% of incremental sales into operating income.  As a result, our operating margins rose significantly from year-ago levels to 14.6%, and net income increased 63%.  Free cash flow (See Note 1) reached $19.7 million for the quarter and $58.3 million for fiscal 2004, contributing to total invested cash at year-end of $183 million.  We posted excellent results for fiscal 2004, and are positioned well going into fiscal 2005.”

- MORE -

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2004 FOURTH QUARTER RESULTS

Mitchell Jacobson, Chairman & Chief Executive Officer, concluded, “Throughout the year, MSC Industrial Direct has leveraged excellent operational execution and the overall economic recovery to generate exceptional results.  We’ve exceeded our expectations on many levels and have continued to gain market share by providing our customers with what they want: high quality products and services that lower their operating costs and increase their competitiveness.  We’ve seen strong performance across all operating regions, and solid growth of our business within both the manufacturing and non-manufacturing sectors.  In short, we have delivered on our promises.  However, while we are proud of these results, we also recognize that our customers continue to face challenges, including rising raw material and energy costs and interest rates, which may affect their businesses in the future.  These are not new issues, however, and we have managed our business appropriately to address them to date.  Against this backdrop, we intend to enhance our position as the premier supplier of MRO products, and keep delivering on our promises by consistently outperforming the sector into fiscal 2005 and beyond.”

The Company noted that, based upon current market conditions, it expects revenues for the first quarter of fiscal 2005 to be between $260 million to $265 million, with diluted earnings per share of between $0.35 and $0.37.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the fourth quarter of fiscal 2004 results and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 - Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities in the fourth fiscal quarter and the fiscal year were  $21.6 million and $66.9 million respectively.  Expenditures for property, plant and equipment were $1.9 million and $8.6 million respectively, for the fourth fiscal quarter and for the fiscal year.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from more than 2,500 suppliers to approximately 345,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 30 million direct-mail catalogs and CD-ROMs, approximately 90 branch sales offices, more than 450 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.  For more information, visit the Company’s Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing market conditions, competitive and regulatory matters, general economic conditions in the markets in which the Company operates, risk of cancellation or rescheduling of orders, work stoppages at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, availability of suitable acquisition opportunities, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	August 28, 2004	August 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$39,517	$114,294
Available-for-sale securities	6,000	—
Accounts receivable, net of allowance for doubtful accounts	114,077	93,598
Inventories	225,427	201,602
Prepaid expenses and other current assets	16,368	12,039
Deferred income taxes	10,000	11,051
Total current assets	411,389	432,584

Available-for-sale securities	137,797	—
Property, Plant and Equipment, net	103,284	106,935
Goodwill	63,202	63,202
Other assets	13,715	16,249
Total Assets	$729,387	$618,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,233	$30,069
Accrued liabilities	48,638	48,406
Current portion of long-term notes payable	142	169
Total current liabilities	85,013	78,644
Long-term notes payable	997	1,132
Deferred income tax liability	25,171	28,839
Total liabilities	111,181	108,615
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	52	39
Class B common stock	21	32
Additional paid-in capital	314,710	261,849
Retained earnings	393,341	331,568
Accumulated other comprehensive loss	(12)	—
Class A treasury stock, at cost	(88,580)	(83,133)
Deferred stock compensation	(1,326)	—
Total shareholders’ equity	618,206	510,355
Total Liabilities and Shareholders’ Equity	$729,387	$618,970

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

 (In thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	August 28, 2004	August 30, 2003	August 28, 2004	August 30, 2003
Net sales	$246,687	$208,767	$955,282	$844,663
Cost of goods sold	135,737	115,410	524,913	464,965
Gross profit	110,950	93,357	430,369	379,698
Operating expenses	75,022	71,754	299,661	296,760
Income from operations	35,928	21,603	130,708	82,938
Other Income:
Interest income, net	535	614	1,979	1,387
Other income, net	35	(26)	354	88
Total other income	570	588	2,333	1,475
Income before provision for income taxes	36,498	22,191	133,041	84,413
Provision for income taxes	14,234	8,500	51,886	32,321
Net income	$22,264	$13,691	$81,155	$52,092
Per Share Information:
Net income per common share:
Basic	$.33	$0.21	$1.21	$0.78
Diluted	$.32	$0.20	$1.17	$0.77
Weighted average shares used in computing net income per common share
Basic	67,816	66,451	67,056	66,537
Diluted	70,176	68,310	69,548	67,912

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

 (In thousands)

	For The Fiscal Years Ended
	August 28, 2004	August 30, 2003
Cash Flows from Operating Activities:

Net income	$81,155	$52,092
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization expense	12,315	15,360
Loss on disposal of property, plant and equipment		49
Amortization of deferred stock compensation	151	—
Provision for doubtful accounts	1,761	1,579
Deferred income taxes	(2,617)	6,798
Stock option income tax benefit	15,368	3,101
Amortization of bond premium	248	—

Changes in operating assets and liabilities:
Accounts receivable	(22,240)	(855)
Inventories	(23,825)	3,961
Prepaid expenses and other current assets	(4,329)	(5,349)
Other assets	2,534	(116)
Accounts payable and accrued liabilities	6,396	7,056

Total adjustments	(14,238)	31,584

Net cash provided by operating activities	66,917	83,676

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	56,070	—
Purchases of investments in available-for-sale securities	(200,127)	—
Purchases of property, plant and equipment	(8,664)	(9,623)

Net cash used in investing activities	(152,721)	(9,623)

Cash Flows from Financing Activities:
Purchases of treasury stock	(6,754)	(22,598)
Payment of cash dividend	(19,480)	(3,315)
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,405	1,211
Proceeds from exercise of Class A common stock options	36,018	5,185
Repayments of notes payable	(162)	(220)

Net cash provided by (used in) financing activities	11,027	(19,737)
Net (decrease) increase in cash and cash equivalents	(74,777)	54,316
Cash and cash equivalents – beginning of period	114,294	59,978
Cash and cash equivalents – end of period	$39,517	$114,294
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$42,184	$22,516

#   #   #